INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT, dated as of April 7, 2017 (the “Agreement”), is made and entered into by and among Versus Capital Real Assets Fund LLC, a Delaware limited liability company (the “Fund”) and Versus Capital Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a non-diversified, closed-end investment company and the Fund’s shares of limited liability company (the “Shares”) are registered under the Securities Act of 1933, as amended (the “1933 Act”) for sale to prospective shareholders (“Shareholders”);

WHEREAS, the Fund, as is more fully described in its prospectus, is registering as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act;

WHEREAS, the Fund has filed a registration statement with the SEC on Form N-2 (the “Prospectus”);

WHEREAS, the Adviser is newly registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund is operated pursuant to the terms of a limited liability company agreement dated as of September 26, 2016 (the “Fund LLC Agreement”);

WHEREAS, pursuant to the Fund LLC Agreement, the board of directors of the Fund (the “Board”) has full power and authority to manage the Fund

WHEREAS, the Board desires to delegate to the Adviser full discretion and authority over the assets and liabilities of the Fund;

WHEREAS, the Board wishes to delegate other powers to the Adviser in respect of operations of the Fund, in accordance with the provisions of this Agreement; and

WHEREAS, the Adviser wishes to assume such authority, subject to and in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual promises herein contained, the parties agree as follows:

Section 1.             Appointment of the Adviser.

(a)             The Board hereby appoints the Adviser to act as investment manager for the Fund for the period and on the terms set forth in this Agreement.

(b)             By executing this Agreement, the Adviser accepts such appointments and agrees to render the services herein set forth for the compensation herein provided.

(c)             The Adviser undertakes to give the Fund the benefit of its judgment, efforts and facilities in rendering its services.

(d)             The Adviser shall not be an independent contractor or employee of the Fund, and the Adviser shall not have authority to act for, represent, bind or obligate the Fund except as provided herein.

Section 2.             Responsibilities of the Adviser.

Under the supervision of the Board and pursuant to this Agreement and in accordance with the Investment Company Act, the Adviser shall, during the term and subject to the provisions of this Agreement:

(a)             determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(b)             identify, evaluate and negotiate the structure of the investments made by the Fund;

(c)             execute, monitor and service the Fund’s investments;

(d)             determine the securities and/or other assets that the Fund shall purchase, retain, or sell;

(e)             perform due diligence on prospective investment managers (the “Investment Managers”) and investment funds and/or assets (the “Investment Funds”);

(f)              select investment managers, sub-advisers, service providers including without limitation broker-dealers, custodians, attorneys, accountants, administrators, clearing firms and transfer agents;

(g)             manage the assets and liabilities of the Fund; and

(h)             provide the Fund with such other investment advisory, research and related services as the Fund’s Board may, from time to time, reasonably request or require for the investment of its funds.

Section 3.             Authority of Adviser.

(a)             Under the supervision of the Board and pursuant to this Agreement and in accordance with the Investment Company Act, the Adviser shall be responsible for:

(i)              the investment of substantially all the assets of the Fund, net of reserves maintained for reasonably anticipated expenses, into the Investment Funds and securities managed by Investment Managers, in  accordance with the Prospectus and the Fund’s policies;

(ii)            the investment of the assets of the Fund in accordance with the terms of the Fund’s Prospectus, in Investment Funds that are organized in U.S. and non-U.S. jurisdictions and classified as corporations for U.S. federal income tax purposes to whom the assets of the Fund will be allocated, and in certain instances the Adviser shall engage sub-advisers for the management of a specified portion of the Fund’s assets, each an independent investment adviser (each, a “Sub-Adviser” and, collectively, the “Sub-Advisers”).

(iii)          the borrowing of money on a limited basis to achieve the Fund’s objectives; and

(iv)           the use of leverage for liquidity purposes.

(b)             The Adviser shall have full and absolute authority to cause the Fund to engage in transactions in securities provided, however, that such transactions shall at all times conform to and be in accordance with the requirements imposed by:

(i)              any provision of applicable law, including but not limited the Investment Company Act and the requirements to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)            the provisions of the Fund’s LLC Agreement, as amended from time to time and any supplements delivered to the Adviser; and

(iii)          the provisions of the Fund’s Prospectus and any supplements delivered to the Adviser.

(c)             As necessary, the Adviser shall also be responsible for selecting brokers and dealers and for negotiating brokerage commissions and fees, and/or dealer charges or other transaction costs.

(d)             The Adviser shall have the power, under the supervision of the Board and in accordance with the Investment Company Act, to carry out any and all of the purposes of the Fund (or described in the Fund’s Prospectus and any amendment or supplement thereto) and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary, advisable, convenient, or incidental thereto including, without limitation, the power to:

(i)              open, maintain, and close bank, custodial, brokerage, and other accounts, to effect transactions in such accounts, and to pay or authorize the payment of such brokerage commissions as deemed appropriate by the Adviser to brokers who execute transactions for the account of the Fund and who may supply research or other services utilized by a Fund;

(ii)            perform any and all acts on behalf, and exercise all rights, of the Fund with respect to its interest in any person, firm, corporation, or other entity including, without limitation, the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(iii)          direct the formulation and implementation of investment policies and strategies of the Fund;

(iv)           cause the Fund to invest, reinvest, and trade, in securities (including money market instruments);

(v)             to enter into, make, and perform any other contracts, agreements, or other undertakings it may deem advisable in acting as Adviser of the Fund;

(vi)           to act for the Fund in all other matters relating to its investment management duties; and

(vii)         authorize any officer, employee, or other agent of the Adviser, or agent or employee of the Fund, to act for and on behalf of the Fund in all matters incidental to the foregoing.

(e)             Under the supervision of the Board and in accordance with applicable law, the Adviser further agrees to provide, or arrange for the provision of and oversee the following administrative services to the Funds:

(i)              the determination and publication of the Fund’s net asset value in accordance with the Fund’s policy as adopted from time to time by the Board;

(ii)            the maintenance by the Fund’s administrator, custodian and/or transfer agent and dividend disbursing agent of certain books and records of the Funds as required under Rule 31a-1(b)(4) of the Investment Company Act and maintain (or oversee maintenance by such other persons as are approved by the Board) such other books and records required by law or for the proper operation of the Funds;

(iii)          the preparation and filing of the Fund’s federal, state and local income tax returns and any other required tax returns;

(iv)           the payment of the Fund’s fees and expenses;

(v)             the preparation for review and approval by officers of the Fund, the financial information for the Fund’s financials and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Shareholders, and arrange for the printing and dissemination of such reports and communications to Shareholders;

(vi)           the preparation for review by an officer of the Fund, the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be required by applicable law;

(vii)         the preparations of such reports relating to the business and affairs of the Fund as may be requested by the Board;

(viii)       the provision of reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deem appropriate;

(ix)           the provision of reports and recommendations to the Board concerning the performance and fees of the Fund’s administrator, custodian and transfer agent and dividend disbursing agent as the Board may reasonably request or deem appropriate;

(x)             the review of the calculations of fees paid to the Fund’s service providers;

(xi)           the provision of necessary calculations as required under Section 18 of the Investment Company Act;

(xii)         the consultation with the Fund’s officers, independent accountants, legal counsel, administrator, custodian, transfer agent, dividend disbursing agent and other service providers in establishing the accounting policies of such and monitor financial and Shareholder accounting services;

(xiii)       the determination of the amounts available for distribution as dividends and distributions to be paid by the Fund to its shareholders;

(xiv)       the preparation and arrangement for printing of dividend notices to Shareholders;

(xv)         the provision to the Fund’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

(xvi)       the preparation of such information and reports as may be required by any banks from which a Fund borrows funds;

(xvii)     the provision of such assistance to the administrator, custodian and the Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Funds;

(xviii)    the response to Shareholders’ inquiries relating to the Fund or refer such inquiries to the Fund’s officers or service providers, as appropriate;

(xix)       to the extent such minimum amount restrictions may be reduced by a Board in accordance with the terms of the LLC Agreement, the waiver of any minimum amount restriction described in the LLC Agreements relating to initial or subsequent investments or ongoing minimum investment;

(xx)         the approval of any transfer of Shares of the Fund in accordance with the limitations on transferability of Shares set forth in the LLC Agreement of the Fund; and the supervision of any other aspects of the Fund’s service providers, administrators and/or sub-advisers as may be required.

(f)              The Adviser may act for and on behalf of the Fund in all matters incidental to the foregoing.

Section 4.             Compensation of the Adviser.

For the Adviser’s services hereunder, the Adviser shall be paid an investment management fee (the “Investment Management Fee”), which shall be paid by the Fund at an annual rate of 1.15% of the net asset value of the Fund, which will accrue daily on the basis of the average daily net asset value of the Fund.  In addition, the Adviser shall be responsible for paying directly any Sub-Adviser a sub-advisory fee, as agreed upon between the Adviser and each Sub-Adviser (a “Sub-Adviser Fee”).  The Investment Management Fee will be paid out of the Fund’s assets and the and the Sub-Adviser Fee shall be paid by the Adviser.  For the purposes of this Agreement, the net asset value of the Fund shall be determined in the manner set forth in the Fund’s Prospectus.  The Investment Management Fee is payable in arrears on a quarterly basis and will begin to accrue upon the closing of the first investment in the Fund.  The Adviser may waive some or all of its

Investment Management Fee to limit the total operating expenses of the Fund to a specified level.  These arrangements will be at the sole discretion of the Adviser and may be terminated at any time.  The Fund shall not accrue and reimburse the Adviser for any such waivers.

Section 5.             Expenses.

(a)             The Adviser shall bear all ongoing ordinary administrative and operational costs of the Adviser, including employees’ salaries, office rent, travel costs, computer and equipment costs, telephone bills, office supplies, research and data costs, legal costs, accounting costs, filing costs and communication expenses.  The Adviser may pay third party Selling Agents from its own pocket fees and expenses for distribution and account servicing assistance and such payments shall not be reimbursable.  In addition, the Adviser has the ability to pay other expenses of the Fund and waive reimbursement and in such cases any waived amounts shall not be repaid by the Fund.

(b)             For the avoidance of doubt, subject to the Prospectus and any agreement limiting such expenses:

(i)              the Fund shall pay all investment expenses, including, but not limited to, underwriting compensation, distribution fees, brokerage commissions (if any) and all other costs of executing transactions, interest expense, insurance expense, custodial expense, its share of expenses of the Investment Funds, including management fees to Investment Managers;

(ii)            the Fund shall pay all ongoing ordinary administrative, organizational, offering and operational costs and expenses of the Fund, including (but not limited to) overhead expenses, including legal costs, accounting costs, insurance, taxes, preparing advertising and sales materials, SEC, FINRA and blue sky registration fees, and any fees paid to the Fund’s administrator, transfer agent, escrow holder or any regulatory and compliance administrator in respect of the Fund; and

(iii)          the Fund shall also directly pay any extraordinary operating expenses of the Fund.

Section 6.             Reports to the Fund.

(a)             The Adviser shall submit, or cause to be submitted, to the Fund such reports of the assets or liabilities of the Fund and of the market value of the Fund’s assets under its management as the Board shall from time to time reasonably require.

(b)             The Adviser shall not incur any individual liability or responsibility for any determination made, advice given, or other action taken or omitted by it in good faith with respect to the determination of the value of assets of the Fund under its management.

(c)             The Adviser agrees to meet with the Board of the Fund, at such times and such places as are reasonably requested by the Board and shall maintain such books and records for inspection by the Board as are required under the Investment Company Act and the rules and regulations promulgated thereunder.

Section 7.             Provision of Information to Adviser; Adviser’s Knowledge.

(a)             The Fund has furnished to the Adviser a copy of its LLC Agreement and its Prospectus and shall from time to time furnish the Adviser with copies of any amendments or supplements thereto.

(b)             Until amendments or supplements to an LLC Agreement or a Prospectus are known to the Adviser, matters therein stated shall not be binding on the Adviser.

(c)             The Adviser shall have no obligations to the Fund other than those: (i) expressly set forth in this Agreement, the Fund’s LLC Agreement or the Fund’s Prospectus or (ii) other obligations arising by Law (as defined below).

(i)              “Law” means, collectively, all statutes, laws, codes and ordinances and any rules or regulations of, and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Authority (in each case, whether foreign or domestic and whether federal, state or local).

(ii)            “Governmental Authority” means any government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, arbitral tribunal or quasi-governmental authority (in each case, whether federal, state, or local and whether U.S. or non-U.S.).

Section 8.             Standard of Care.

(a)             The Adviser does not guarantee the future performance or any specific level of performance for the Fund, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Fund.  The Fund understands that investment decisions made with regard to the Fund by the Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  Additionally, there may be loss or depreciation of the value of the Fund because of fluctuation of market values.  The Fund understands and acknowledges that the Fund will focus on real estate securities, and, therefore, may expose the Fund to special risks (although the Fund may invest in other securities and investments with separate risks).

(b)             Except as required by Law, neither the Adviser nor any of its principals, employees or affiliates will be responsible hereunder for any action, performed or omitted to be performed in good faith or at the direction of the Fund or its agents or affiliates, or for any errors in judgment in managing the Fund.  The Adviser agrees that nothing in this Agreement is intended to constitute a waiver or limitation of its obligations under ERISA, the Advisers Act, or under federal or state securities laws, including any fiduciary obligations under such laws.

(c)             The Adviser and its employees and affiliates will not be responsible for any loss incurred by reason of any act or omission of any broker, dealer or custodian; provided, however, that the Adviser will make reasonable efforts in accordance with industry standards to require that brokers, dealers and custodians satisfactorily perform their obligation with respect to the Fund.  The Adviser, in the maintenance of its records and its preparation of Fund reports, does not assume responsibility for the accuracy of information furnished by the Fund’s custodian or any other third-party over which the Adviser does not have control.

Section 9.             Limitation of Adviser’s Obligations and Liability.

(a)             The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the subject matter of this Agreement, including but not limited to any damage or loss incurred by reason of any act or omission of any bank, broker, dealer, or manager, or any agent, partner, director, officer, or employee of any of them, unless and to the extent such loss arises directly from willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)             The Adviser’s responsibility under this Agreement is to furnish the Fund with advisory services based upon its professional skill, experience, and judgment, and the Adviser makes no representation or warranty:

(i)              as to the accomplishment of any particular investment results by any Investment Manager, any Investment Fund, a Fund, any Sub-Adviser; or

(ii)            as to the accuracy or completeness of any information supplied by an Investment Fund or an Investment Manager to the extent such information is regarding any Investment Manager or any Investment Fund and (i) was provided by such Investment Manager or Investment Fund or (ii) is derived by the Investment Manager from information produced by an Investment Manager or Investment Fund and, in each instance, is not materially inconsistent with such information.

(c)             Nothing contained in this Agreement shall in any way constitute a waiver or limitation of any rights granted to the Fund or its members under the U.S. federal securities laws.

Section 10.          Indemnification.

(a)             The Fund shall indemnify the Adviser and its Affiliates (as defined below) and their respective partners, members, managers, directors, officers, shareholders, employees, and controlling persons (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Fund, provided that:

(i)              the same were not the direct result of willful misfeasance, bad faith or gross negligence on the part of such Indemnified Party in the performance of its duties (if any) under this Agreement or resulted from such Indemnified Party’s reckless disregard of its obligations and duties (if any) under this Agreement; and

(ii)            Affiliates of the Adviser shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the Adviser and acting wholly within the scope of the authority of the Adviser.

“Affiliate” shall mean any person performing services on behalf of the Fund who: (i) directly or indirectly controls, is controlled by, or is under common control with the Adviser; (ii) owns or controls ten percent or more of the outstanding voting securities of the Adviser; (iii) is an officer or director of the Adviser; or (iv) is an officer, director, partner, or trustee of any company for which the Adviser acts in any such capacity.

(b)             Notwithstanding the above, the Adviser and its Affiliates shall not be indemnified for any losses, liabilities, or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless:

(i)              there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(ii)            such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs; or

(iii)          a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c)             In any claim for indemnification resulting from U.S. federal or state securities law violations, the party seeking indemnification shall place before the court the position of the SEC or any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

(d)             The Funds shall not incur the cost of any portion of insurance which insures any party against any liability for which the indemnification is herein prohibited.

Section 11.          Other Activities of the Adviser.

(a)             The Fund recognizes that the Adviser and the officers and Affiliates of the Adviser have investments of their own and are acting or may act as investment manager or general partner for others.

(b)             The Fund also recognizes that the Adviser and its officers and Affiliates may be or become associated with other investment entities and engage in investment management for others (collectively, “Other Clients”).

(c)             The Fund further recognizes that the Adviser and its Affiliates and their respective principals, partners, directors, officers, members, employees and beneficial owners, from time to time may acquire, possess, manage, hypothecate and dispose of securities or other investment assets, and engage in any other investment transactions for any account over which they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity they have a beneficial interest or the accounts of their Other Clients.

(d)             Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Adviser or its officers or Affiliates to engage in, or to devote time and attention to, the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual, or association.

(e)             The Fund acknowledges and agrees that (as disclosed in the Prospectus) there may be differences in Investment Fund and Investment Manager line-ups and allocations among each Investment Fund and Investment Manager for the Other Clients and that the Adviser may give advice or take action with respect to the accounts of Other Clients that differs from the advice given with respect to the Fund.

Section 12.          Confidentiality.

All investment advice furnished by the Adviser to the Fund shall remain the property of the Adviser, shall be treated as confidential by such Fund, and shall not be used by such Fund or disclosed to third parties except as required in connection with the operation of such Fund or as required by Law or by demand of any regulatory agency or self-regulatory organization.

Section 13.          Notice.

All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Fund:               Versus Capital Real Assets Fund LLC

                                                5555 DTC Parkway, Suite 330

                                                Greenwood Village, CO 80111

                                                Attention: William Fuhs, President

To the Adviser:           Versus Capital Advisors LLC

                                                5555 DTC Parkway, Suite 330

                                                Greenwood Village, CO 80111

                                                Attention: William Fuhs, President

Section 14.          No Assignment.

This Agreement shall terminate automatically in the event of its assignment in accordance with Section 15(a)(4) of the Investment Company Act.

Section 15.          Term.

This Agreement shall become effective as of the date of its execution, providing it has been approved by (i) the vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the Investment Company Act) and (ii) a majority of those Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  This Agreement shall remain in effect for a period of two years, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the

Board, or by the vote of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the Investment Company Act) and (ii) the vote of a majority of those Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, except that the Agreement may be terminated by:

(a)             the Fund, at an time, without the payment of any penalty, by (i) the Board or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the Investment Company Act), upon not more than 60 days’ written notice to the Adviser, in accordance with Section 15(a)(3) of the Investment Company Act;

(b)             the Adviser at any time upon 90 days’ written notice to the Fund; or

(c)             the “assignment” of this Agreement by either party (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

Section 16.          Governing Law.

This Agreement and all performances hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of choice of law.

Section 17.          Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect so long as they preserve the basic economic terms of the agreement described herein.

Section 18.          Survival of Obligations.

Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.  Specifically, and without limiting the generality of the foregoing, the obligations set forth in Section 8 and Section 9 and the obligation to settle accounts hereunder shall survive the termination of this Agreement and continue in effect indefinitely.

Section 19.          Entire Agreement; Counterparts.

This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein.  This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

VERSUS CAPITAL REAL ASSETS FUND LLC

By:      /s/ Casey Frazier

Name: Casey Frazier

Title:   Chairman of the Board, Director

VERSUS CAPITAL ADVISORS LLC

By:      /s/ William Fuhs

Name: William Fuhs

Title:   President